UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 13, 2012

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9705 Patuxent Woods Drive, Columbia, Maryland		21046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2012 Arbitron Inc. ("Arbitron") issued a press release announcing the retirement of William T. Kerr in January 2013 and that Sean R. Creamer would succeed Mr. Kerr as President and Chief Executive Officer of Arbitron. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Retirement of William T. Kerr

The retirement of William T. Kerr as Arbitron’s President and Chief Executive Officer is expected to take effect on January 1, 2013, at which time his successor will assume the position of President and Chief Executive Officer. Following his retirement as President and Chief Executive Officer, Mr. Kerr will remain a member of the Arbitron Board of Directors.

Appointment of Sean R. Creamer

Arbitron has announced the appointment of Sean R. Creamer, aged 48, as President and Chief Executive Officer. Mr. Creamer is expected to assume the position of President and Chief Executive Officer on January 1, 2013, upon the retirement of Mr. Kerr.

Since August 2011 Mr. Creamer has served as Executive Vice President, Chief Operating Officer of Arbitron and, since August 2012 a member of the Board of Directors. In June 2010 Arbitron named Mr. Creamer Executive Vice President, U.S. Media Services. Mr. Creamer joined Arbitron in September 2005 as Executive Vice President, Finance and Planning. In November 2005, he was named Chief Financial Officer and maintained that responsibility through March 2011 and, on an interim basis, from May 2012 through August 2012.

Mr. Creamer and the company have entered into an offer letter dated December 13, 2012 regarding his promotion to President and Chief Executive Officer. Mr. Creamer will be entitled to annual base salary of $580,000 when he becomes President and Chief Executive Officer. The Compensation and Human Resources Committee of the Arbitron Board of Directors (the "Compensation Committee") will review base salary annually. Mr. Creamer will also be eligible to earn an annual incentive bonus under Arbitron’s Non-Equity Incentive Plan with a target bonus level of 100% of his annual base salary and a maximum of 200% of annual base salary.

Mr. Creamer will be eligible for long-term incentive awards, which may be granted to Mr. Creamer at such times and in such amounts as the Compensation Committee may determine. In connection with Mr. Creamer’s assumption of the positions of President and Chief Executive Officer Arbitron will grant to Mr. Creamer an equity award with an expected value equal to approximately 250% of his new annual base salary. The equity award will be in the form of restricted stock units and will vest quarterly over a three year period, assuming continued employment.

Mr. Creamer and the company have also entered into an Amended and Restated Executive Retention Agreement effective December 13, 2012 (the "Amended Retention Agreement"), which replaces an Executive Retention Agreement with Mr. Creamer currently in place and scheduled to expire in August 2013. The Amended Retention Agreement will remain in effect through the second anniversary of the effective date, except in the event of the change in control of the company during the term, in which case it will remain in effect through the later of (i) the second anniversary of the effective date or (ii) twelve months following a change in control. The Amended Retention Agreement provides for severance payments under certain circumstances, including termination without cause or resignation for good reason, enhanced severance following a change in control of Arbitron, and accelerated vesting of outstanding equity awards upon a termination without cause during a specified period following a change in control of Arbitron.

Arbitron has determined there are no related person transactions between it and Mr. Creamer within the meaning of Item 404(a) of Regulation S-K.

Arbitron expects to file the offer letter and the Amended Retention Agreement as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2012 and the descriptions of each document contained herein is qualified in its entirety by reference to the full text of the respective document.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release of Arbitron Inc. dated December 13, 2012

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

December 13, 2012	By:	/s/ Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President, Business Development & Strategy, Chief Legal Officer & Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Arbitron Inc. dated December 13, 2012